Exhibit 99.1

Inari Medical Reports Fourth Quarter and Full Year 2021 Financial Results

IRVINE, CALIFORNIA – February 23, 2022 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”) a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter Revenue and Business Highlights:

•
Treated 7,700 patients, an increase of 15% over the third quarter. Over 90% of overall procedures and sequential procedural growth came from non-COVID patients.
•
Generated revenue of $83.2 million in the fourth quarter of 2021, up 14% sequentially and 71% over the same quarter last year, and finished full year 2021 with revenue of $277 million, a 98% increase over full year 2020.
•
Enrolled the first patient into our PEERLESS randomized controlled trial in PE, enrolled the 800th and final patient into the U.S. arm of the FLASH PE registry and enrolled the 500th and final patient into the CLOUT DVT registry.
•
Ended 2021 with over 200 U.S. sales territories.
•
Ended the quarter with $180.1 million in cash, cash equivalents and investments.

“Our fourth quarter was again successful and productive. We treated 1,000 more patients than in the third quarter and made significant progress on all of our growth drivers,” said Bill Hoffman CEO of Inari Medical. “We are especially pleased with the milestones we achieved on several clinical studies. Most notably, we enrolled our first patient into our PEERLESS randomized controlled trial. In addition, we completed enrollment in both the CLOUT registry and the U.S. arm of our FLASH registry, the largest prospective thrombectomy trials ever conducted in DVT and PE. We love every second of this work and we remain thankful for the opportunity to serve our patients and our mission."

Fourth Quarter 2021 Financial Results

Revenue was $83.2 million for the fourth quarter of 2021, compared to $72.9 million for the prior quarter and $48.6 million for the fourth quarter of 2020. The increase over prior quarter was driven by continued U.S. commercial expansion and new product introductions.

Gross profit was $74.9 million for the fourth quarter of 2021, compared to $44.9 million for the same period of 2020. Gross margin was 90.1% for the fourth quarter of 2021, compared to 92.4% for the same period in the prior year, modestly lower primarily due to the move to our larger production facility in the fourth quarter of 2021.

Operating expenses for the fourth quarter of 2021 were $73.2 million, compared to $37.9 million for the fourth quarter of 2020. The increase was mainly driven by an increase in personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, and clinical and support organizations.

Net income was $1.1 million for the fourth quarter of 2021 and net income per share was $0.02 on a weighted-average basic share count of 50.2 million and $0.02 on a weighted average diluted share count of 55.6 million, compared to a net income of $7.0 million and a net income per share of $0.14 and $0.13 on a weighted-average basic share count of 48.7 million and diluted share count of 55.2 million, respectively, in the same period of the prior year.

Full Year 2021 Financial Results

Revenue was $277.0 million for the year ended December 31, 2021, compared to $139.7 million in the prior year. The increase over prior year was driven by our continued U.S. commercial expansion and new product introductions.

Gross profit was $252.2 million for the full year of 2021, compared to $126.6 million for the same period of 2020. Gross margin increased slightly to 91.1% for the full year of 2021, compared to 90.6% for the prior year.

Operating expenses for the full year of 2021 were $241.4 million, compared to $108.1 million for the full year 2020.

Net income was $9.8 million for the full year of 2021 and net income per share was $0.20 and 0.18 on a weighted-average basic share count of 49.8 million and 55.6 million, respectively, compared to a net income of $13.8 million and net income per share of $0.43 and $0.27 on a weighted-average basic share count of 32.0 million and diluted share count of 51.6 million, respectively, in the prior year.

Full-Year 2022 Revenue Guidance

Inari Medical is providing financial guidance as follows:

For the full year 2022, revenue of $350 million to $360 million, reflecting growth of approximately 26% to 30% over 2021.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the fourth quarter and full year 2021 financial results after market close on Wednesday, February 23, 2022 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 3126888. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Our current product offering consists of two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2022 revenue, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2021, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

INARI MEDICAL, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenue	$83,218	$48,610	$276,984	$139,670
Cost of goods sold	8,280	3,685	24,757	13,106
Gross profit	74,938	44,925	252,227	126,564
Operating expenses
Research and development	18,726	6,536	51,018	18,399
Selling, general and administrative	54,466	31,393	190,365	89,746
Total operating expenses	73,192	37,929	241,383	108,145
Income from operations	1,746	6,996	10,844	18,419
Other income (expense)		0
Interest income	24	75	154	484
Interest expense	(75)	(75)	(295)	(1,135)
Change in fair value of warrant liabilities	—	—	—	(3,317)
Other expense, net	(14)	(11)	(18)	(662)
Total other expenses	(65)	(11)	(159)	(4,630)
Income before income taxes	1,681	6,985	10,685	13,789
Provision for income taxes	574	—	845	—
Net income	$1,107	$6,985	$9,840	$13,789
Other comprehensive income (loss)
Foreign currency translation adjustments	(110)	—	(379)	—
Unrealized (loss) gain on available-for-sale securities	(46)	4	(27)	4
Total other comprehensive income (loss)	(156)	4	(406)	4
Comprehensive income	$951	$6,989	$9,434	$13,793
Net income per share		$-
Basic	$0.02	$0.14	$0.20	$0.43
Diluted	$0.02	$0.13	$0.18	$0.27
Weighted average common shares used to compute net income per share
Basic	50,229,356	48,742,302	49,815,914	32,033,827
Diluted	55,627,807	55,221,012	55,594,159	51,554,996

INARI MEDICAL, INC.

Consolidated Balance Sheets

(in thousands, except share data and par value)

(unaudited)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$92,752	$114,229
Short-term investments	83,348	49,981
Accounts receivable, net	42,351	28,008
Inventories, net	21,053	10,597
Prepaid expenses and other current assets	5,694	2,808
Restricted cash	—	50
Total current assets	245,198	205,673
Property and equipment, net	16,471	7,498
Operating lease right-of-use assets	44,909	—
Long-term investments	3,983	—
Deposits and other assets	981	583
Restricted cash	—	338
Total assets	$311,542	$214,092
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	6,541	3,047
Payroll-related accruals	24,433	8,198
Accrued expenses and other current liabilities	10,737	2,593
Operating lease liabilities, current portion	802	—
Total current liabilities	42,513	13,838
Operating lease liabilities, noncurrent portion	28,404	—
Other long-term liability	1,416	—
Total liabilities	72,333	13,838

Commitments and contingencies (Note 7)

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of December 31, 2021 and December 31, 2020; 50,313,452 and 49,251,614 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	50	49
Additional paid in capital	257,144	227,624
Accumulated other comprehensive (loss) income	(402)	4
Accumulated deficit	(17,583)	(27,423)
Total stockholders' equity	239,209	200,254
Total liabilities and stockholders' equity	$311,542	$214,092